Exhibit 10.27

                 THE READER'S ASSOCIATION, INC.

                SENIOR MANAGEMENT INCENTIVE PLAN


                            ARTICLE I
                       Purpose of the Plan

     1.1 The purpose of the Senior Management Incentive Plan (the "Plan") of The Reader's Digest Association, Inc. (the "Company") is to advance the interests of the Company by providing executive officers and other key employees of the Company and its designated Subsidiaries (defined below) with additional incentive to promote the success of the business and to increase their vested interest in the success of the business and to increase their vested interest in the success of the Company, and to encourage them to remain employees, through the making of certain incentive cash bonus awards ("awards") linked to performance goals.


                           ARTICLE II
                   Administration of the Plan

     2.1 The Plan shall be administered and interpreted by a committee (the "Committee") appointed from time to time by the Board of Directors of the Company (the "Board") and consisting of three or more Directors. Members of the Committee shall not be eligible to participate in the Plan.

     2.2 The Committee shall have full authority to make or withhold awards, to construe and interpret the terms and provisions of the Plan and any award made hereunder, to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable, and to otherwise supervise the administration of this Plan.

     2.3 The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any award made hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect.

     2.4 Any decision, interpretation or other action made or taken in good faith by or at the direction of the Board or the Committee arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

     2.5 No member of the Board, no employee of the Company and no member of the Committee (nor the Committee itself) shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his bad faith, gross negligence or fraud, for anything done or omitted to be done by himself. The Company or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

     2.6 For purposes of this Plan, "designated Subsidiaries" shall mean such subsidiaries of the Company, 80 percent or more of the voting capital stock of which is owned, directly or indirectly, by the Company, which are designated from time to time by the Committee.


                           ARTICLE III
                           Eligibility

     3.1 Eligible employees include employees of the Company and the designated Subsidiaries who are executive officers and other key employees. "Participants" shall mean all such eligible employees designated by the Committee.

     3.2 A Participant who ceases to be employed by the Company or a designated Subsidiary by reason of:

      (i) transfer at the Company's request to an Affiliate (as defined in Section 414 of the Internal Revenue Code of 1986, as amended);

      (ii)  death;

      (iii) disability (as defined under the terms of The
Reader's Digest Association, Inc. Long Term Disability Plan); or

      (iv) "early" or "normal" retirement (as defined under the terms of The Reader's Digest Association, Inc. Retirement Plan)
(in each case, whether or not such Participant is covered by such plan);

shall be eligible for an award (or portion thereof) for the fiscal year in which the transfer, death or disability occurs, only if and to the extent the goals described in Article IV have been met and the Committee shall decide in its sole discretion; provided, however, that the award will be for the portion of the year the Participant was employed determined by multiplying the final award by a fraction the numerator or which is the number of months the Participant is employed and the denominator of which is the number of months in the applicable performance cycle.

     3.3 A Participant who ceases to be employed by the Company or a designated Subsidiary for any reason other than those enumerated in Section 3.2 above, shall not be eligible for an award in respect of the fiscal year in which such termination of employment by the Company or a designated Subsidiary occurs. For the purposes of this Section, it shall not be considered a termination of employment when a Participant is transferred from the Company or a designated Subsidiary to another designated Subsidiary or to the Company or to any affiliate as defined in
Section 414 of the Internal Revenue Code of 1986, as amended.


                           ARTICLE IV
                      Awards Under the Plan

     4.1 For each fiscal year, the Committee shall establish a performance threshold based on one or more of the performance goals set forth in Section 4.3 which must be attained in order for any awards to be paid.

     4.2 For each fiscal year, the Committee shall establish individual incentive targets for awards under the Plan and shall establish performance goals relating to (a) financial performance based on one or more of the performance goals set forth in
Section 4.3, and (b) individual performance during that fiscal year.

     4.3 For purposes of Sections 4.1 and 4.2, the performance goals shall be based on any one or more of the following business criteria relating to the Company or any subsidiary, division or other unit of the Company: revenue, net income, net income per share, operating income, earnings per share, cash flow, EBITDA, total shareholder return, total shareholder return relative to peers, financial returns (including without limitation, return on assets, return on equity and return on investment), cost reduction targets, customer satisfaction, customer growth and employee satisfaction. The formula for any such award may include or exclude items to measure the specific objectives, such as losses from discontinued operations, extraordinary gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesigns, structural changes/outsourcing, foreign exchange impacts and any unusual, nonrecurring gain or loss.

     4.4 For each fiscal year, the Committee shall establish a formula for funding an incentive pool consisting of the maximum aggregate awards that would be available to all Participants under the Plan pursuant to the individual award targets.

     4.5 No later than 90 days after the commencement of the fiscal year, the Committee shall establish the individual awards targets (by grade level) and performance goals pursuant to Sections 4.1, 4.2, and 4.3 and shall, in its discretion, approve an incentive pool based on the funding formula pursuant to
Section 4.2.

     4.6 Promptly after the end of a fiscal year, the Committee shall determine the extent to which performance goals for that fiscal year have been achieved and shall determine the allocation of individual awards to Participants, with the amount based on Section 4.2(a) above; provided that 50% of such amount may be reduced by the Committee in its discretion based on
Section 4.2(b).

     4.7 The Committee shall review and, in its discretion, shall certify the achievement of the applicable financial performance goals and the individual performance goals of each executive officer of the Company who is a Participant.

     4.8 The Committee may, but need not, pay out the full amount of the incentive pool for any fiscal year. Any reduction of any award to an executive officer will not result in an increase in the amount payable to another executive officer.

     4.9 Each award made under the Plan shall be paid or allocated as soon as practicable after the close of the fiscal year, except as provided in Article V and unless otherwise determined by the Committee. The Committee, in its sole discretion, may permit a Participant to defer payment of his award under The Reader's Digest Association, Inc. Deferred Compensation Plan, as such plan may be modified from time to time, or any other plan applicable to the Participant.

     4.10 In the event of the death of a Participant after the making of the award but prior to the payment of his award hereunder, payment shall be made to such beneficiary or beneficiaries as the Participant shall have previously designated in writing. Such designation shall not be effective unless filed with the Company. If there is no effective designation of a beneficiary at the time of the Participant's death, or in the event that the designated person or persons shall predecease such Participant, any such award payable shall be made to the Participant's estate or legal representative.

     4.11 The amount paid to any employee with respect to any award shall not exceed $2,500,000.


                            ARTICLE V
              Amendment or Termination of the Plan

     5.1 Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that any such amendment, suspension or termination may not, without the Participant's consent, adversely affect any of the awards theretofore made to him under the Plan.


                           ARTICLE VI
                          Miscellaneous

     6.1 No person shall have any claim or right to be made an award under the Plan, and neither this Plan, the establishment of any goals or standards nor the making of an award under this Plan shall give any Participant or other employee any right with respect to continuance of employment by the Company or any subsidiary, nor shall there be a limitation in any way on the right of the Company or any subsidiary by which an employee is employed to terminate his employment at any time.

     6.2 Except by will or the laws of descent and distribution, no right or interest in any award made under this Plan shall be assignable or transferable, and no right or interest of any Participant hereunder shall be subject to any lien, obligation or liability of such Participant.

     6.3 The Company will bear all expenses incurred in administering this Plan.

     6.4 This Plan and the obligations of the Company hereunder shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may from time to time be required. The Board may make such changes in this Plan as may be necessary or desirable, in the opinion of the Board, to comply with the laws, rules and regulations of any governmental or regulatory authority, or to be eligible for tax benefits under the Code, or any other laws or regulations of any Federal, state, local or foreign government.

     6.5 The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require prior to the payment of any amount hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld.

     6.6 No assets shall be segregated or earmarked in respect of any award hereunder and no Participant shall have any right to assign, transfer, pledge or hypothecate his interest, or any portion thereof, in his award. The Plan and the making of awards hereunder shall not constitute a trust.

     6.7 This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

     6.8 Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. The titles to Articles of this Plan are intended solely as a convenience and shall not be used as an aid in construction of any provisions thereof.

     6.9    This Plan shall be known as "The Reader's Digest
Association, Inc. Senior Management Incentive Plan."

     6.10 The material terms consisting of the business criteria, maximum amount, and eligible employees shall be subject to the approval of the stockholders before payments may be made.